Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President of Finance and Investor Relations

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Announces Planned Management Transition

CARLSBAD, Calif., May 9, 2008 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a leading medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today that Steven Yasbek has informed the company of his intention to resign as Vice President, Chief Financial Officer and Treasurer. Mr. Yasbek has made a personal decision to leave Alphatec to pursue other interests. The effective date of his departure is the close of business on May 12, 2008. Alphatec has been working with the executive search firm Russell Reynolds to conduct a search for his replacement.

Until a successor is named, duties will be split between Gordon Bigler, who has served as Alphatec’s Vice President of Finance and Investor Relations since March of 2007 and Charles Boyles, who has served as Alphatec’s Vice President and Corporate Controller since January of 2007.

“Steve has made a significant contribution to Alphatec’s overall success and we wish him well,” said Dirk Kuyper, Alphatec’s President and Chief Executive Officer. “I have every confidence that we will fill the position with a world-class executive who will help Alphatec capitalize on our broad platform of spinal solutions targeted at the aging population which will include solutions for osteoporosis, vertebral compression fractures, stenosis and other spinal deformities.”

“I want to thank the Alphatec employees, Board of Directors, and executive team for making the past two plus years a wonderful experience for me,” said Yasbek. “I am proud of all we have accomplished together and with the company on track, it is a good time for me to pursue other interests.”

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, vertebral compression fractures and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 23 issued U.S. patents, six issued foreign patents and 31 pending patent applications, including 10 pending U.S. applications, six pending international applications and 15 pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine implant and biologics market, which is estimated to be more than $7.0 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Asia through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s belief that it will create a broad platform of spinal solutions targeted at the aging population. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: uncertainty of success in developing new products or products currently in Alphatec’s pipeline, uncertainty of success in bringing to market differentiated products that meet the evolving needs of spine surgeons, patients, and healthcare providers, failure to obtain FDA clearance or approval for new products, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, Alphatec’s ability to expand and maintain a successful sales and marketing organization, Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully control its costs, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property. Please refer to the risks detailed from time to time in Alphatec’s SEC reports. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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